EXHIBIT 99.1

      HomeNet Communications to Deliver Integrated Triple Play Services to iProvo Utilizing NetCentrex' MyCall(R) Residential Solution

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BOSTON - October 20, 2004 at Voice on the Net (VON) - NetCentrex(TM), the
leading enabler of converged voice-video-data networks and next-generation services, and HomeNet Communications, a pioneer in iTPP(TM) (integrated Triple Play Provider) voice, video and data services, announced today that HomeNet Communications will use the NetCentrex MyCall(R) VoIP component of the NetCentrex IPlay3(TM) residential voice and video communications solution to deliver Voice over IP (VoIP) services to HomeNet's iProvo (Provo, Utah) subscribers.

In an initial win for the partners, HomeNet Communications was selected as iProvo's first service provider. HomeNet will offer iProvo-connected homes and businesses its HomeNet integrated triple play services (phone, television and Internet) at speeds up to 100 megabits per second (100Mbps) and at a cost equal to or less than what it currently costs for services offered today by traditional providers.

"The city of Provo is pleased to have HomeNet christen the pioneering iProvo network with its integrated HomeNet service," said Lewis K. Billings, mayor of Provo. "iProvo is moving forward, and we are pleased to have HomeNet Communications as our partner."

After the initial iProvo win, the partnership between HomeNet Communications and NetCentrex anticipate expanding to other broadband markets by hosting telephony services for additional fiber-to-the-home (FTTH) markets. The iProvo win confirms HomeNet's success and commitment to be a leading triple play ASP for FTTH markets.

HomeNet has selected the MyCall(R) VoIP component of the NetCentrex IPlay3(TM) residential voice and video communications solution to deliver feature-rich telephone service to its subscribers and provide cost-effective, turnkey voice services to residential users via FTTH broadband connections.

"The MyCall residential VoIP solution that is part of NetCentrex' IPlay3 voice and video platform is the obvious choice for any service provider planning to host multiple VoIP and video services from a central platform, thanks to its well-proven scalability and multi-tenant provisioning," said Kelly Ryan, chief executive officer of HomeNet Communications. "HomeNet Communications expects to deploy 300,000 lines in the next 2 to 3 years."

Alain Fernando-Santana, NetCentrex chief executive officer, added that "HomeNet Communications is another example of the continuing trend of service providers and municipalities choosing a modular platform that is proven to be capable of delivering scalable advanced IP services to the home. NetCentrex is pleased to have its MyCall solution be part of the HomeNet Communications strategy."

Triple Play Demo Available

NetCentrex will demo its complete IPlay3 integrated triple play platform, utilizing MyCall Residential as the VoIP component, at Fall VON in Boston, October 18-21. NetCentrex and HomeNet Communications executives will be available in booth #819 for discussions.

About NetCentrex (www.netcentrex.net)

NetCentrex(TM) delivers next-generation networking solutions and network-based applications for Voice-over- IP (VoIP), PSTN and Mobile networks. The solutions enable service providers to build converged networks and to offer network-based multi-media services for the residential and enterprise markets. Solutions include multi-protocol residential IP applications, a media server platform, an application development and execution platform, and applications VoIP VPNs and IP Centrex services. With NetCentrex, service providers can build next-generation networks and drive network demand through innovative new services. With individual deployments that exceed 1 million subscribers, NetCentrex is a true carrier-class VoIP solution.

About HomeNet Communications (www.homenetcommunications.com)

Headquartered in Ephrata, Washington, HomeNet Communications (formerly Video Internet Broadcasting Corporation) is a full-service iTPP(TM) (integrated Triple Play Provider) offering the first-ever municipal delivery of true 100 Mbps fiber-optic video, voice and data content to homes and businesses through one voice/data connection. As the iTPP pioneer, HomeNet's service combines high-speed network connectivity with DVD-quality video, digitally clear telephone conversation and ultra high-speed Internet connectivity at prices competitive with traditional service providers.


Press Contacts
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NetCentrex                             HomeNet
Susan Stearman                         Russell Page, Politis Communications
Tel: 408-521-7421                      Tel: 801-523-3730
Email: susan.stearman@netcentrex.NET   Email: rpage@politis.com
Url: http://www.netcentrex.net         Url: http://www.homenetcommunications.com


This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, liquidity constraints, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.